EXHIBIT 4.6

AMENDMENT NO. 6 TO CREDIT AGREEMENT

This Amendment No. 6 to Credit Agreement, dated as of February 21, 2012, (this "Amendment"), is entered into by HELIX ENERGY SOLUTIONS GROUP, INC., a Minnesota corporation (the "Borrower"), the lenders party to the Credit Agreement described below, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"), Swing Line Lender and L/C Issuer.

INTRODUCTION

Reference is made to the Credit Agreement dated as of July 3, 2006 (as modified from time to time, the "Credit Agreement"), among the Borrower, the lenders from time to time party thereto (collectively, the "Lenders" and individually, a "Lender"), and the Administrative Agent.

The Borrower has requested, and the Lenders and the Administrative Agent have agreed, on the terms and conditions set forth herein, to make certain amendments to the Credit Agreement, including the addition of the Additional Term Facility (as defined below).

THEREFORE, in connection with the foregoing and for other good and valuable consideration, the Borrower, the Lenders, and the Administrative Agent hereby agree as follows:

Section 1. Definitions; References.  Unless otherwise defined in this Amendment, each term used in this Amendment that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.

Section 2. Amendment of Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

"Additional Term Borrowing" means a borrowing consisting of simultaneous Additional Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Additional Term Lenders pursuant to Section 2.01(c).

"Additional Term Commitment" means, as to each Additional Term Lender, its obligation to make an Additional Term Loan to the Borrower pursuant to Section 2.01(c) in a principal amount not to exceed the amount set forth opposite such Additional Term Lender's name on Schedule 2.01 under the caption "Additional Term Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Additional Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Sixth Amendment Effective Date, the aggregate amount of the Additional Term Commitments is $100,000,000.

"Additional Term Facility" means, at any time (a) during the Availability Period in respect of such Facility, the aggregate amount of the Additional Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Additional Term Loans of all Additional Term Lenders outstanding at such time.  As of the Sixth Amendment Effective Date, the amount of the Additional Term Facility is $100,000,000.

"Additional Term Lender" means, at any time, any Lender that has an Additional Term Commitment or holds an Additional Term Loan at such time.

"Additional Term Loan" means a loan by an Additional Term Lender to the Borrower under Section 2.01(c).

"Additional Term Loan Maturity Date" means January 1, 2016; provided that if an Acceptable Senior Notes Refinancing has not been completed by July 1, 2015, then the Additional Term Loan Maturity Date shall be July 1, 2015.

"Additional Term Note" means a promissory note made by the Borrower in favor of an Additional Term Lender evidencing Additional Term Loans made or held by such Additional Term Lender, substantially in the form of Exhibit C-3.

"Required Additional Term Lenders" means, as of any date of determination, Lenders having more than 50% of the Additional Term Facility on such date; provided that the portion of the Additional Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Additional Term Lenders.

"Sixth Amendment Effective Date" means February 21, 2012.

(b) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Acceptable Senior Notes Refinancing" in its entirety with the following:

"Acceptable Senior Notes Refinancing" means (a) the retirement in full of the Senior Notes, including the entire outstanding principal amount thereof and interest, fees, premiums, and other applicable amounts due with respect thereto pursuant to (i) a refinancing with unsecured Indebtedness, the incurrence of which is permitted under Section 7.03(j) and, immediately after giving effect thereto, would not result in a Default and/or (ii) repurchase or redemption in accordance with Section 7.15 or (b) pursuant to the Indenture specified in the defined term "Senior Notes", (i) the discharge of the Indenture pursuant to Article Eleven of such Indenture and/or (ii) the occurrence of Legal Defeasance (as defined in such Indenture) as expressly provided in the Indenture, or any combination of the occurrences referred to in the preceding clauses (a) and (b).

(c) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Applicable Margin" in its entirety with the following:

"Applicable Margin" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth below:

Applicable Margin – Revolving Credit Loans and Additional Term Loans
Pricing Level	Consolidated Leverage Ratio	Commitment Fee (Revolving Credit Loans and Additional Term Loans)	Eurodollar Rate (Revolving Credit Loans and Additional Term Loans) +	Letters of Credit	Base Rate (Revolving Credit Loans and Additional Term Loans) +
1	Less than 1.00x	0.50%	2.50%	2.00%	1.50%
2	Greater than or equal to 1.00x but less than 2.00x	0.50%	2.75%	2.25%	1.75%
3	Greater than or equal to 2.00x but less than 3.00x	0.50%	3.00%	2.50%	2.00%
4	Greater than or equal to 3.00x but less than 3.50x	0.50%	3.25%	2.75%	2.25%
5	Greater than or equal to 3.50x	0.50%	3.50%	3.00%	2.50%

Applicable Margin – Term Loans
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate – Term Loans	Base Rate – Term Loans
1	Less than 1.75x	3.25%	2.25%
2	Greater than or equal to 1.75x	3.50%	2.50%

Initially as of the Sixth Amendment Effective Date, the Applicable Margin for Revolving Credit Loans, Additional Term Loans, Letter of Credit Fees and Term Loans shall be determined based upon the Consolidated Leverage Ratio specified in the Compliance Certificate delivered by the Borrower for the fiscal quarter ending September 30, 2011.  Thereafter, any increase or decrease in the Applicable Margin for Revolving Credit Loans, Additional Term Loans, Letter of Credit Fees and Term Loans resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating such change is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 in the case of Revolving Credit Lenders and Additional Term Lenders and Pricing Level 2 in the case of Term Lenders, shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered to the Administrative Agent.

(d) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Applicable Percentage" in its entirety with the following:

"Applicable Percentage" means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender's Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender's Term Loans at such time, (b) in respect of the Additional Term Facility, with respect to any Additional Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Additional Term Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Additional Term Lender's Additional Term Commitment at such time and (ii) thereafter, the principal amount of such Additional Term Lender's Additional Term Loans at such time, and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender's Revolving Credit Commitment at such time, in each case subject to adjustment as provided in Section 2.18.  If the commitment of each Revolving Credit Lender or Additional Term Lender to make Revolving Credit Loans or Additional Term Loans, as applicable, and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments or Additional Term Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender or Additional Term Lender, as applicable, in respect of the applicable Facility shall be determined based on the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any subsequent assignments.  The Applicable Percentage of each Lender in respect of each Facility as of the Sixth Amendment Effective Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

(e) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Appropriate Lender" in its entirety with the following:

"Appropriate Lender" means, at any time, (a) with respect to the Term Facility, the Additional Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, an Additional Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

(f) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Availability Period" in its entirety with the following:

"Availability Period" means (a) in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Revolving Credit Maturity Date, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.07, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02 and (b) in respect of the Additional Term Facility, the period from and including the Sixth Amendment Effective Date to the earliest of (i) the date that falls three months after the Sixth Amendment Effective Date, (ii) the Additional Term Loan Maturity Date, (iii) the date of reduction to zero of the Additional Term Commitments pursuant to Section 2.07(b)(ii) and (iv) the date of termination of the commitments of the respective Additional Term Lenders to make Additional Term Loans pursuant to Section 8.02.

(g) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Borrowing" in its entirety with the following:

"Borrowing" means a Revolving Credit Borrowing, a Term Borrowing or an Additional Term Borrowing, as the context may require.

(h) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Commitment" in its entirety with the following:

"Commitment" means a Revolving Credit Commitment, Term Commitment and/or Additional Term Commitment, as applicable.

(i) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Facility" in its entirety with the following:

"Facility" means the Term Facility, the Additional Term Facility or the Revolving Credit Facility, as the context may require.

(j) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Interest Payment Date" in its entirety with the following:

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date, Term Loan Maturity Date or Additional Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Credit Maturity Date, Term Loan Maturity Date or Additional Term Loan Maturity Date, as applicable.

(k) Section 1.01 of the Credit Agreement is hereby amended by deleting the word "and" from the end of clause (iii) in the definition of "Interest Period", replacing the period at the end of clause (iv) of such definition with "; and", and adding the following clause (v) to the end of such definition:

(v)           no Interest Period applicable to an Additional Term Loan shall extend beyond the Additional Term Loan Maturity Date.

(l) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Loan" in its entirety with the following:

"Loan" means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan, an Additional Term Loan or a Swing Line Loan.

(m) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Loan Notice" in its entirety with the following:

"Loan Notice" means a notice of (a) a Revolving Credit Borrowing, (b) a Term Borrowing, (c) an Additional Term Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

(n) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Note" in its entirety with the following:

"Note" means a Revolving Credit Note or Term Note or an Additional Term Note, as the context may require.

(o) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Outstanding Amount" in its entirety with the following:

"Outstanding Amount" means (a) with respect to Term Loans, Additional Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Additional Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

(p) Section 1.01 of the Credit Agreement is hereby amended by replacing the definition of "Request for Credit Extension" in its entirety with the following:

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Term Loans, Additional Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

(q) Section 2.01(a) of the Credit Agreement is hereby amended by replacing the reference to the "Availability Period" in the first sentence thereof with a reference to the "Availability Period for the Revolving Credit Facility".

(r) Section 2.01 of the Credit Agreement is hereby amended by adding the following clause (c) thereto in appropriate alphabetical order:

(c)           The Additional Term Borrowing.  Subject to the terms and conditions set forth herein, each Additional Term Lender severally agrees to make a single loan to the Borrower, on any Business Day during the Availability Period for the Additional Term Facility, in an amount not to exceed such Additional Term Lender's Additional Term Commitment.  The Additional Term Borrowing shall consist of Additional Term Loans made simultaneously by the Additional Term Lenders in accordance with their respective Additional Term Commitments.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Additional Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(s) Section 2.02 of the Credit Agreement is hereby amended by replacing the second sentence of clause (b) thereto in its entirety with the following:

In the case of a Term Borrowing, Additional Term Borrowing or Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.

(t) Section 2.05(a) of the Credit Agreement is hereby amended by replacing the reference to "either Facility" in the first sentence thereof with a reference to "any Facility".

(u) Section 2.06 of the Credit Agreement is hereby amended by replacing clause (d) thereto in its entirety with the following:

(d)           Each prepayment of Loans pursuant to the foregoing provisions of Section 2.06 shall, subject to Section 2.18 and except as provided in the succeeding two sentences, be applied, first, to the prepayment of the Term Loans on a pro rata basis and second ratably to the prepayment of each of (i) the Additional Term Loans on a pro rata basis and (ii) the Revolving Credit Loans as provided in Section 2.06(f) below.  Each prepayment of Loans with Net Cash Proceeds received pursuant to Section 7.05(q) from a Disposition of Oil and Gas Properties or the Caesar shall be applied as follows: (i) 60% of such Net Cash Proceeds shall be applied, first, to the prepayment of the Term Loans on a pro rata basis and second ratably to the prepayment of each of (i) the Additional Term Loans on a pro rata basis and (ii) the Revolving Credit Loans as provided in Section 2.06(f) below, and then (ii) the remaining 40% of such Net Cash Proceeds shall be applied in accordance with Section 2.06(b).  Each prepayment of Loans with Net Cash Proceeds received pursuant to Section 7.05(q) from a Disposition of Reeled Pipelay Assets shall be applied as follows: (i) 60% of such Net Cash Proceeds shall be applied, first, to the prepayment of the Term Loans on a pro rata basis and second ratably to the prepayment of each of (i) the Additional Term Loans on a pro rata basis and (ii) the Revolving Credit Loans as provided in Section 2.06(f) below, and then (ii) the remaining 40% of such Net Cash Proceeds shall be applied in accordance with Section 2.06(b); provided that such remaining 40% of such Net Cash Proceeds may, if applied to the prepayment of Loans, be applied to the prepayment of Revolving Credit Loans and/or Term Loans and/or Additional Term Loans as elected by the Borrower.  Any prepayment of a Loan pursuant to this Section 2.06 shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  The amount of each prepayment of the Term Loans pursuant to this Section 2.06 shall be applied ratably to the then remaining installments of such Term Loans, and shall be accompanied by any additional amounts required pursuant to Section 2.16.  The amount of each prepayment of the Additional Term Loans pursuant to this Section 2.06 shall be applied ratably to the then remaining installments of such Additional Term Loans.

(v) Section 2.07(b) of the Credit Agreement is hereby amended by inserting "(i)" immediately before the sole sentence thereof and adding the following clause (ii) thereto in appropriate numerical order:

(ii)           The aggregate Additional Term Commitments shall be automatically and permanently reduced to zero on the earlier of (A) the date of, and after giving effect to, the Additional Term Borrowing and (B) the last day of the Availability Period for the Additional Term Facility.

(w) Section 2.08 of the Credit Agreement is hereby amended by adding the following clause (d) thereto in appropriate alphabetical order:

(d)           The Borrower shall repay to the Additional Term Lenders the aggregate outstanding principal amount of all Additional Term Loans as follows:  (i) on the last Business Day of each March, June, September and December, commencing with June 29, 2012, the Borrower shall repay Additional Term Loans in an amount equal to 1.25% of the original principal amount of the Additional Term Loans as advanced pursuant to the Additional Term Borrowing (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06) and (ii) on the Additional Term Loan Maturity Date, the Borrower shall repay the aggregate principal amount of all Additional Term Loans outstanding on such date.

(x) Section 2.10 of the Credit Agreement is hereby amended by replacing clause (a) thereto in its entirety with the following:

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage of the Revolving Credit Facility, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.18.  In addition, the Borrower shall pay to the Administrative Agent for the account of each Additional Term Lender in accordance with its Applicable Percentage of the Additional Term Facility, a commitment fee equal to the Applicable Margin times the actual daily amount by which the aggregate Additional Term Commitments exceed the Outstanding Amount of Additional Term Loans.  The commitment fees shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with, in regard to the Revolving Credit Facility, the first such date to occur after the Closing Date, and, with regard to the Additional Term Facility, the first such date to occur after the Sixth Amendment Effective Date, and in each case, on the last day of the Availability Period for such Facility.  The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(y) Section 2.18(a)(ii) of the Credit Agreement is hereby amended by replacing the reference to "either Facility" therein with a reference to "any Facility".

(z) Section 6.11 of the Credit Agreement is hereby amended by deleting the word "and" from the end of clause (a) thereto, replacing the period at the end of clause (b) thereto with "; and", and adding the following clause (c) thereto in appropriate alphabetical order:

(c)           use the proceeds of the Additional Term Loans for general corporate purposes of the Borrower and its Subsidiaries not in violation of any Law or of any Loan Document.

(aa) Section 10.01(e) of the Credit Agreement is hereby amended by deleting the word "and" from the end of clause (i) thereto and inserting the following language immediately before the semicolon at the end of clause (ii) thereto:

and (iii) if such Facility is the Additional Term Facility, the Required Additional Term Lenders

(bb) Section 10.01(f) of the Credit Agreement is hereby amended by adding the following language immediately after the phrase "Required Term Lenders" therein:

, "Required Additional Term Lenders"

(cc) Section 10.01(j) of the Credit Agreement is hereby amended by replacing the word "and" at the end of clause (i) thereto with a comma and inserting the following language immediately before the semicolon at the end of clause (ii) thereto:

and (iii) if such Facility is the Additional Term Facility, the Required Additional Term Lenders

(dd) Section 10.06(b)(i)(B) of the Credit Agreement is hereby amended by replacing such subclause (B) in its entirety with the following:

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or the Additional Term Facility, and $1,000,000, in the case of any assignment in respect of the Term Facility, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ee) Section 10.06(b)(iii)(A) of the Credit Agreement is hereby amended by replacing such subclause (A) in its entirety with the following:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is (w) in the case of an assignment in respect of any Revolving Credit Commitment, to a Revolving Credit Lender, (x) in the case of any assignment in respect of any Term Loan, to a Lender, an Affiliate of a Lender or an Approved Fund, (y) in the case of an assignment in respect of any Additional Term Commitment during the Availability Period in respect to the Additional Term Facility, to an Additional Term Lender or Revolving Credit Lender or (z) in the case of any assignment in respect of any Additional Term Loan, to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ff) Section 10.06(b)(iii)(B) of the Credit Agreement is hereby amended by replacing such subclause (B) in its entirety with the following:

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Commitment, Additional Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility or, in the case of any assignment in respect of any Term Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan or Additional Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(gg) The Credit Agreement is hereby amended by replacing Schedule 2.01 thereto with the Schedule 2.01 attached hereto, and by replacing Exhibit A thereto with the Exhibit A attached hereto.

(hh) The Credit Agreement is hereby amended by adding thereto the Exhibit C-3 attached hereto.

Section 3. Representations and Warranties.  The Borrower represents and warrants that (a) the execution, delivery, and performance of this Amendment by each Loan Party are within the corporate or equivalent power and authority of such Loan Party and have been duly authorized by all necessary corporate or other organizational action, (b) this Amendment, and the Credit Agreement as amended hereby, constitute legal, valid, and binding obligations of each Loan Party, enforceable against each Loan Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws of general applicability affecting the enforcement of creditors' rights and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law); (c) the representations and warranties of the Borrower and each other Loan Party contained in each Loan Document are true and correct in all material respects as of the date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that for purposes of this Section 3(c), the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements, Reserve Report, or Interim Engineer's Certificate, as applicable, furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement or clause (f) of Section 6.02 of the Credit Agreement, as applicable; (d) no Default or Event of Default exists under the Loan Documents; and (e) the Liens under the Security Documents are valid and subsisting.

Section 4. Effect on Credit Documents.

(a) General.  Except as heretofore amended and in effect and amended herein, the Credit Agreement and all other Loan Documents remain in full force and effect as originally executed.  Nothing herein shall act as a waiver of any of the Administrative Agent's or any Lender's rights under the Loan Documents as amended, including the waiver of any default or event of default, however denominated.  Each party hereto acknowledges and agrees that this Amendment shall in no manner impair or affect the validity or enforceability of the Credit Agreement, as amended hereby.  This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a default or event of default under the other Loan Documents.

(b) Additional Term Facility.  Upon effectiveness of this Amendment, each Additional Term Lender shall have the Additional Term Commitment set forth opposite such Additional Term Lender's name on Schedule 2.01 attached hereto under the caption "Additional Term Commitment" or opposite such caption in the Assignment and Assumption pursuant to which such Additional Term Lender becomes a party to the Credit Agreement, as applicable, as such amount may be adjusted from time to time in accordance with the Credit Agreement.  Each Additional Term Lender is hereby added to the Credit Agreement as a Lender with an Additional Term Commitment as provided above.

Section 5. Effectiveness.  This Amendment shall become effective, and the Credit Agreement shall be amended as provided for herein as of the date first set forth above, upon the satisfaction on or prior to February 21, 2012, of the following conditions:

(a) the Administrative Agent (or its counsel) shall have received counterparts hereof duly executed and delivered by a duly authorized officer of the Borrower, each Guarantor, and by the Lenders whose consent is required to effect the amendments contemplated hereby;

(b) the Administrative Agent (or its counsel) shall have received each of the items listed on the Closing Documents List attached hereto as Annex A which is designated for delivery on or prior to February 21, 2012, each in form and substance reasonably acceptable to the Administrative Agent and, where applicable, duly executed and delivered by a duly authorized officer of each applicable Loan Party; and

(c) the Administrative Agent shall have received, or shall concurrently receive (i) for the account of each Additional Term Lender executing this Amendment by 5:00 p.m. (Central) on February 17, 2012, an upfront fee in an amount to be agreed on the principal amount such Lender's final allocated Additional Term Commitment, (ii) for the account of each Revolving Credit Lender executing this Amendment by 5:00 p.m. (Central) on February 17, 2012, an amendment fee in the amount of 5 basis points on the principal amount of such Lender's Revolving Credit Commitment as of such date, (iii) for the account of each Term Lender executing this Amendment by 5:00 p.m. (Central) on February 17, 2012, an amendment fee in the amount of 5 basis points on the amount of such Lender's aggregate outstanding Term Loans as of such date, (iv) such other fees as may be mutually agreed between the Administrative Agent and the Borrower and (v) for the account of the applicable Person, payment of all other fees then payable in connection with this Amendment.

Section 6. Reaffirmation of Guaranty.  By its signature hereto, each Guarantor represents and warrants that such Guarantor has no defense to the enforcement of the Guaranty, and that according to its terms the Guaranty will continue in full force and effect to guaranty the Borrower's obligations under the Credit Agreement and the other amounts described in the Guaranty following the execution of this Amendment.

Section 7. Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8. Miscellaneous.  The miscellaneous provisions set forth in Article X of the Credit Agreement, subject to revisions thereto made pursuant to this Amendment, apply to this Amendment.  This Amendment may be signed in any number of counterparts, each of which shall be an original, and may be executed and delivered electronically, including by telecopier and portable digital format (.PDF).

Section 9. ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[signature page follows]

EXECUTED as of the first date above written.

BORROWER

HELIX ENERGY SOLUTIONS GROUP, INC.

By:   /s/ Lloyd A Hajdik
Name:      Lloyd A Hajdik
Title:         SVP - Finance & CAO

GUARANTORS

CAESAR HOLDING CO LLC, a Delaware limited liability company
CANYON OFFSHORE, INC., a Texas corporation
CANYON OFFSHORE INTERNATIONAL CORP., a Texas corporation
ENERGY RESOURCE TECHNOLOGY GOM, INC., a Delaware corporation
HELIX INGLESIDE LLC, a Delaware limited liability company
HELIX OFFSHORE INTERNATIONAL, INC., a Texas corporation
HELIX SUBSEA CONSTRUCTION, INC., a Delaware corporation
HELIX VESSEL HOLDINGS LLC, a Delaware limited liability company
HELIX WELL OPS INC., a Texas corporation
NEPTUNE VESSEL HOLDINGS LLC, a Delaware limited liability company
VULCAN MARINE TECHNOLOGY LLC, a Delaware limited liability company

By:           /s/ Anthony Tripodo
Name:         Anthony Tripodo
Title:            Authorized Signatory

Signature Page to Amendment No. 6 to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:            /s/ DeWayne D. Rosse
Name:       DeWayne D. Rosse
Title:         Agency Management Officer

Signature Page to Amendment No. 6 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:         /s/ Julie Castano
Name:     Julie Castano
Title:       Vice President

Signature Page to Amendment No. 6 to Credit Agreement

AMEGY Bank National Association

By:         /s/ Scott Collins
Name:     G. Scott Collins
Title:       Senior Vice President

Signature Page to Amendment No. 6 to Credit Agreement

CAPITAL ONE, N.A.

By:         /s/ Don Backer
Name:     Don Backer
Title:       SVP

Signature Page to Amendment No. 6 to Credit Agreement

COMERICA BANK

By:         /s/ Brenton Bellamy
Name:     Brenton Bellamy
Title:       Assistant Vice President

Signature Page to Amendment No. 6 to Credit Agreement

COMPASS BANK

By:         /s/ Collis Sanders
Name:     Collis Sanders
Title:       Executive Vice President

Signature Page to Amendment No. 6 to Credit Agreement

CREDIT SUISSE AG, CAYMEN ISLANDS BRANCH

By:         /s/ Mihail Faybusovich
Name:    Mikhail Faybusovich
Title:       Director

By:         /s/ Vipul Dhadda
Name:    Vipul Dhadda
Title:       Associate

Signature Page to Amendment No. 6 to Credit Agreement

IBERIABANK, a Louisiana state charter bank

By:         /s/ Christopher Dvorachek
Name:   Christopher Dvorachek
Title:       SVP

Signature Page to Amendment No. 6 to Credit Agreement

ING CAPITAL LLC

By:         /s/ Subha Pasumarti
Name:   Subha Pasumarti
Title:       Director

Signature Page to Amendment No. 6 to Credit Agreement

NATIXIS, NEW YORK BRANCH

By:         /s/ Carlos Quinteros
Name:   Carlos Quinteros
Title:       Managing Director

By:         /s/ Louis P. Laville III
Name:    Louis P. Laville, III
Title:       Managing Director

Signature Page to Amendment No. 6 to Credit Agreement

RAYMOND JAMES BANK, N.A.

By:         /s/ Scott G. Axelrod
Name:  Scott G. Axelrod
Title:       Vice President

Signature Page to Amendment No. 6 to Credit Agreement

RB INTERNATIONAL FINANCE (USA)

By:         /s/ Shirley Ritch
Name:   Shirley Ritch
Title:       Vice President

By:         /s/ John A. Valiska
Name:    John A. Valiska
Title:       First Vice President

Signature Page to Amendment No. 6 to Credit Agreement

WELLS FARGO BANK, N.A.

By:         /s/ Robert Corder
Name:  Robert Corder
Title:       Director

Signature Page to Amendment No. 6 to Credit Agreement

WHITNEY NATIONAL BANK

By:         /s/ Paul Cole
Name:  Paul Cole
Title:       SVP
Signature Page to Amendment No. 6 to Credit Agreement

THE FROST NATIONAL BANK

By:         /s/ David Stewart
Name:  David Stewart
Title:     Assistant Vice President
Signature Page to Amendment No. 6 to Credit Agreement

ANNEX A
CLOSING DOCUMENTS LIST

Amendment No. 6
to
Credit Agreement

dated as of February 21, 2012

among

Helix Energy Solutions Group, Inc., as Borrower,

the Guarantors,

the Lenders, and

Bank of America, N.A., as Administrative Agent

Borrower	=	Helix Energy Solutions Group, Inc.
Agent	=	Bank of America, N.A., as Administrative Agent
Guarantors	=
Canyon Offshore, Inc., Canyon Offshore International Corp., Energy Resource Technology GOM, Inc., Helix Ingleside LLC, Helix Offshore International, Inc., Helix Subsea Construction, Inc., Helix Vessel Holdings LLC, Neptune Vessel Holdings LLC, Caesar Holding Co LLC, Vulcan Marine Technology LLC, and Helix Well Ops Inc.

B&G	=	Bracewell & Giuliani LLP, Agent's counsel
F&J	=	Fulbright & Jaworski LLP, Borrower's counsel

All items listed on this Closing Documents List are designated for delivery on or prior to February 21, 2012.

#	Document	Responsible Party	Status/Comments
Credit Documents.
	Amendment No. 6 to Credit Agreement	B&G
	Annex A – Closing Documents List Schedule 2.01 – Commitments and Applicable Percentages Exhibit A – Form of Loan Notice Exhibit C-3 Additional Term Note	B&G
2.	Notes for the Additional Term Lenders requesting a Note	B&G
Security Documents.
1.
Amendment No. 5 to First Preferred Mortgage (Vanuatu) made by Helix Vessel Holdings LLC with respect to Express (recorded with the Vanuatu Maritime Authority in Book PM 27, Page 59 on 7/3/06)

Attachment:  Copy of Amendment No. 6 to the Credit Agreement
B&G
2.
Amendment No. 5 to First Preferred Mortgage (Vanuatu) made by Vulcan Marine Technology LLC with respect to Caesar (Vanuatu Vessel Mortgage recorded with the Vanuatu Maritime Authority in Book PM 28, Page 31 on 6/13/07)

Attachment:  Copy of Amendment No. 6 to the Credit Agreement
B&G
Certificates and Opinions
1.
Certificate of the Secretary of Borrower, certifying the following:

(a) that the Borrower's Certificate of Incorporation has not been modified since previously certified to the Agent and remains in full force and effect (or attaching a certified copy of any modifications);

(b) that the Borrower's Bylaws have not been modified since previously certified to the Agent and remain in full force and effect (or attaching a copy of any modifications);

(c) resolutions adopted by the Borrower's Board of Directors authorizing Amendment No. 6 and related transactions (attached thereto); and

(d) incumbency and signatures of the officers of Borrower authorized to execute the Loan Documents.

Borrower
2.
Certificate of the Secretary or Assistant Secretary of each Guarantor, certifying the following:

(a) that such Guarantor's Certificate of Incorporation, Limited Liability Company Certificate, or other applicable organizational document has not been modified since previously certified to the Agent and remains in full force and effect (or attaching a certified copy of any modifications);

(b) that such Guarantor's Bylaws, Limited Liability Company Agreement, or other applicable governance document has not been modified since previously certified to the Agent and remains in full force and effect (or attaching a certified copy of any modifications);

(c) resolutions adopted by such Guarantor's Board of Directors or other applicable governing body, authorizing Amendment No. 6 and related transactions (attached thereto), or that the resolutions of such Guarantor have not been modified since previously certified to the Agent and remain in full force and effect; and

(d) incumbency and signatures of the officers of such Guarantor authorized to execute the Loan Documents.

Borrower
3.	Certificate re: no default; representations and warranties	Borrower
4.	Legal opinion of in-house counsel	Borrower
5.	Legal opinion of F&J, counsel to the Loan Parties	F&J
Diligence and Miscellaneous
1.	Lien search bringdowns for Borrower and Guarantors	B&G
2.	Insurance Certificates and Endorsements	Borrower
3.	Certificate of Ownership and Encumbrance for Caesar and Express	B&G
4.	Lien/title search with respect to Intrepid	B&G

Annex A to Amendment No. 6

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Credit Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$67,500,000.00	11.250000000%
WELLS FARGO, N.A.	$67,500,000.00	11.250000000%
AMEGY BANK, N.A.	$50,000,000.00	8.333333333%
NATIXIS	$50,000,000.00	8.333333333%
NORDEA BANK FINLAND PLC	$50,000,000.00	8.333333333%
DEUTSCHE BANK TRUST COMPANY AMERICAS	$40,000,000.00	6.666666667%
CAPITAL ONE, N.A.	$40,000,000.00	6.666666667%
ING CAPITAL LLC	$40,000,000.00	6.666666667%
BBVA COMPASS	$35,000,000.00	5.833333333%
CREDIT SUISSE AG	$35,000,000.00	5.833333333%
WHITNEY NATIONAL BANK	$35,000,000.00	5.833333333%
COMERICA BANK	$30,000,000.00	5.000000000%
IBERIABANK	$25,000,000.00	4.166666667%
RB INTERNATIONAL FINANCE (USA) LLC	$25,000,000.00	4.166666667%
RAYMOND JAMES BANK, FSB	$10,000,000.00	1.666666667%
TOTALS	$600,000,000.00	100.000000000%

Lender	Additional Term Commitment	Applicable Percentage
BANK OF AMERICA, N.A.	$30,000,000.00	30.000000000%
WELLS FARGO, N.A.	$25,000,000.00	25.000000000%
FROST NATIONAL BANK	$20,000,000.00	20.000000000%
BBVA COMPASS	$10,000,000.00	10.000000000%
COMERICA BANK	$10,000,000.00	10.000000000%
WHITNEY NATIONAL BANK	$5,000,000.00	5.000000000%
TOTALS	$100,000,000.00	100.000000000%

TERM COMMITMENTS:

Term Commitments and corresponding Term Facility Applicable Percentages are as set forth in the applicable Assignment and Assumption documents, as adjusted to reflect payments pursuant to the Fourth Amendment.

Schedule 2.01 to Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____
To:           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July ___, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Helix Energy Solutions Group, Inc., a Minnesota corporation (the "Borrower"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

___ A Borrowing of Revolving Credit Loans

___ A conversion of Revolving Credit Loans

___ A continuation of Revolving Credit Loans

___ A Borrowing of Term Loans

___ A conversion of Term Loans

___ A continuation of Term Loans

___ A Borrowing of Additional Term Loans

___ A conversion of Additional Term Loans

___ A continuation of Additional Term Loans

(i) On                                                      (a Business Day).

(ii) In the amount of $                                                      .

(iii) Comprised of                                .

[Type of Loan requested]

(iv) For Eurodollar Rate Loans:  with an Interest Period of                                                                                                months.

The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01(a) of the Agreement.

[Signature Page Follows.]
HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Exhibit A to Credit Agreement

EXHIBIT C-3

FORM OF ADDITIONAL TERM NOTE

Date:

FOR VALUE RECEIVED, the undersigned (the "Borrower") hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Additional Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of July ___, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Additional Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Additional Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Additional Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-3 to Credit Agreement

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:
Name:
Title:

Exhibit C-3 to Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-3 to Credit Agreement